EXHIBIT 10.4

John R. Simon Senior Vice President Human Resources	77 Beale Street, 32nd Floor San Francisco, CA 94105

BY EMAIL

March 11, 2015

Julie M. Kane, Esq.
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Dear Julie:

On behalf of PG&E Corporation (PG&E), I am pleased to offer you the position of Senior Vice President, Chief Ethics and Compliance Officer (CECO). As the CECO, you will report to Tony Earley, our Chairman and CEO. In addition you also will report, on a dotted line basis, to the chair of the Audit Committee of the PG&E board of directors (or another board committee chair if our board assigns primary compliance oversight responsibilities to another board committee).
As an extra measure of assurance, we commit to make no changes to the CECO reporting relationships for at least 5 years from your start date (beyond any change in board committee oversight).
This offer is designed to reflect the terms we have discussed. It is subject to your completing successfully our background and drug screen processes and your eligibility to work in the United States.
We anticipate a start date of May 18, 2015.
You will receive the following compensation:
1.            An annual base salary of $440,000.00 ($36,666.67/month) subject to ordinary withholdings. We will evaluate your base salary annually as part of our annual pay review process.
2.            A one-time sign on bonus of $250,000.00, to be paid in your first payroll check, subject to supplemental withholdings. Should you decide to resign from the Company voluntarily within 2 years of your start date and without "good reason" (for purposes of this letter defined as any material breach of this letter agreement by PG&E that is not fully cured within 30 days after you deliver a written notice to PG&E that describes the breach in reasonable detail and requests cure) you agree to repay the Company this sign on bonus on a prorated basis, with the proration based on the number of days left in the 2 year period when your employment terminated.
3.            Participation in the Company's Short-Term Incentive Plan (STIP) with a target participation rate of 55% percent of your eligible earnings (meaning your base salary) received during the plan year. The STIP is an at-risk component of pay that rewards employees annually, and is tied to company and individual performance. Thus, STIP awards are not guaranteed. The Compensation Committee of our board of directors retains full discretion to determine and award STIP payments to PG&E employees.
4.            Two awards under PG&E's Long-Term Incentive Plan (LTIP).
The first award will have an initial value of $600,000 and be allocated based on grant date fair value -- 50% to performance shares with a relative TSR measure, 10% to performance shares with equally weighted safety and affordability measures and 40% to restricted stock units (RSUs). The performance shares will vest upon certification of the performance results by the Compensation Committee following completion of a 3-year performance period. The RSUs will vest over a 3-year period with one-third vesting after each of the first three anniversaries of the grant date.
The second award will have an initial value of $150,000 and be in the form of RSUs that vest over a 2-year period, one-half on each of the first two anniversaries of the grant date.
Both LTIP awards will occur on your hire date; however, if this date occurs during a "trading blackout" period, then the award date will be the first business day after the trading blackout ends.  Both awards will fully vest (subject, in the case of the performance shares in the first award, to the extent to which the performance criteria are actually achieved) on any termination of your employment by you with "good reason" or by PG&E not for "cause" (as defined in the enclosed Officer Severance Policy, except that no statement made, or action taken, in the good faith performance of your duties shall be deemed to constitute "cause" for any purpose).
The initial value of each award is used for the purpose of determining the number of shares/units. The ultimate value that you realize through the LTIP will depend on your employment status, performance results for the applicable measures and the performance of PG&E Corporation common stock.  Forms of award for both awards are attached to this offer letter.
5.            Additional LTIP awards, which typically are granted to executives in March of each year. These LTIP awards consist of a mix of restricted stock units and performance shares. The Compensation Committee retains full discretion as to the approval of the form, mix, amounts and terms of additional LTIP awards.
6.            Participation in the PG&E Corporation Retirement Savings Plan (RSP), a 401(k) savings plan. You will be eligible to contribute as much as 50% of your salary on either a pre-tax or after-tax basis. PG&E will match contributions up to 8% of your salary at 75 cents on each dollar contributed. All of the above contributions are subject to the applicable legal limits.
7.            Participation in the Company's retirement (cash balance pension), post-retirement life insurance and retiree medical plans, subject to eligibility terms of those plans.
8.            Participation in the Defined Contribution Executive Supplemental Retirement Plan (DC-ESRP), a non-qualified deferred compensation plan. Each time you receive base salary or a STIP payment, an amount equal to 7% of each payment will be credited to your DC-ESRP account. You will be 100% vested in your account balance on completing 3 years of service or, if earlier, on any termination of your employment by PG&E not for "cause" or by you with "good reason". Your account balance will accrue earnings/losses based on your choice of investment funds and will be distributed, based on your election, in one to ten annual installments commencing seven months following your employment termination.
9.            Participation in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a non-qualified, deferred compensation plan. You may elect to defer payment of some of your compensation on a pre-tax basis. PG&E will provide you with full matching contributions that cannot be provided through the RSP due to legal limitations applicable to highly compensated employees.
10.            An annual paid time off (PTO) allotment of five weeks, subject to future increases based on length of service. For your first year, the PTO allotment will be prorated based on your date of hire. In addition, PG&E provides three floating holidays immediately upon hire and recognizes ten paid company holidays.
11.            An annual perquisite allowance of $20,000, subject to ordinary withholdings. The allowance for your first year will be included in your first paycheck.
12.            Participation in PG&E's health benefits program, which permits you to select coverage tailored to your personal needs and circumstances. The benefits you elect will be effective the first of the month following the date of your hire and upon receipt of completed enrollment forms. As a senior vice president you are also eligible to receive an annual executive health benefit with Stanford Medical Center and financial planning services, should you elect them, from a firm PG&E provides. Currently, PG&E pays 40% of financial planning services provided by AYCO, and PG&E executives pay the remaining 60%.
13.            A comprehensive relocation package, which you will be eligible to receive if you relocate your family's principal residence to, or purchase a new principal residence in, the San Francisco Bay area within 2 years of your start date. The major components include reimbursement of home sale and home purchase closing costs, the move of your household goods, two house hunting trips, $7,000 move allowance, a final trip to your new location, and corporate housing in the Bay area for up to 1 year following your start date (this 1 year period is subject to reasonable extension if necessary).
Altair, our relocation management company will be contacting you within days to provide the details of the program and to work with you through the entire relocation process.
In the event that you purchase a principal residence in the San Francisco Bay area and obtain a mortgage within 2 years of your start date, we will provide you with a $50,000 payment each year for the first 3 years of your new mortgage payments to help you transition to higher housing costs. The first payment will coincide with the first mortgage payment. The subsidy is considered income and will be subject to all applicable withholding taxes. The taxes are your responsibility.
14.            You will be an employee-at-will. This means that either you or PG&E may end your employment at any time, with or without cause, and with or without notice. In the event you are terminated without cause, you are eligible for benefits under the 2012 Officer Severance Policy.
More details on our relocation and benefits programs are attached.
Julie, we are very excited about your joining our executive team, and the great things you will accomplish at PG&E.
Yours sincerely,

/s/ John Simon

John R. Simon
Senior Vice President, Human Resources

Please acknowledge your acceptance of this offer and the terms of this letter by signing the original and returning it to me via fax (415.973.8766).

/s/ Julie Kane                                                                                                                                      3/11/15
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